EXHIBIT 10.5

[BLACKWATER CAPITAL GROUP LETTERHEAD]

April 10, 2007

Belinda Tsao-Nivaggioli

Avicena Group, Inc.

228 Hamilton Avenue

3rd Floor

Palo Alto, CA 94301

Re: Investment Banking and Financial Advisory Agreement (the “Agreement”)

Dear Belinda:

You have advised us that Avicena Group, Inc. (the “Company” or “Business” or “Avicena”) is committed to maximizing the value of the Business through listing on the American Stock Exchange, capital equity deployment, merger and acquisition strategy, strategic alliances, licensing agreements or increasing sales. This letter is to confirm our understanding that Blackwater Capital Group, Inc., and its affiliates and associates (“Blackwater”), has been engaged as an Investment Banker/Financial Advisor to the Company on a non-exclusive basis with respect to financial advisory services for capital market activities.

During the term of this agreement, Blackwater in conjunction with its affiliates and associates shall provide the Company with such regular and customary investment banking and financial advisory services as are reasonably requested by the Company, provided that Blackwater shall not be required to undertake duties not reasonably within the scope of the services in which it is generally engaged.

In performance of its duties, Blackwater shall provide the Company with the benefits of its best judgment and efforts. It is understood and acknowledged by the parties that the value of Blackwater’s advice is not measurable in a quantitative manner and Blackwater shall be obligated to render advice, upon the request of the Company, in good faith, as shall be determined by Blackwater.

The Company acknowledges that Blackwater is in the business of providing financial advisory services (of all types contemplated by this Agreement) to others. Nothing herein contained shall be construed to limit or restrict Blackwater or its affiliates and associates in conducting such business with respect to others or in rendering such advice to others.

This Agreement may be terminated by either the Company or Blackwater upon giving thirty (30) days prior written notice to that effect to the other party. No such termination will affect (i) Blackwater’s rights to receive fees accrued prior to such termination or to receive its reimbursement for expenses as set forth in subparagraph C below; or (ii) the rights of Blackwater or any other Indemnified Person (as defined in Schedule A hereto) to indemnification and contribution.

A. Company Responsibilities

In connection with Blackwater’s activities on the Company’s behalf, the Company agrees to cooperate with Blackwater and will furnish to, or cause to be furnished to, Blackwater, all information

Blackwater Avicena Engagement

April 10, 2007

and data concerning the Company, any possible transaction and any possible participant which Blackwater deems appropriate and will provide Blackwater with access to Company’s officers, directors, employees and advisors.

B. Compensation

In consideration of such financial advisory services, the Company agrees to pay Blackwater (i) an initial engagement fee of $40,000.00 in cash; and (ii) an incentive plan consisting of up to 250,000 warrants to purchase Common Stock at $7.00 per share. The warrants will have a three year term. The warrants will be held in an escrow account and paid to Blackwater by the Company based on the Company’s view of Blackwater’s performance. The term of this escrow will be fifteen months, and the Company will issue a warrant to Blackwater to purchase up to a maximum of 16,667 shares each month (16,662 for the final month). The actual amount of warrant shares will be based upon the Company’s evaluation of Blackwater’s performance for the month. To the extent a monthly warrant does not contain the full 16,667 shares (16,662 for the final month), the difference between 16,667 (16,662 for the final month) and the actual number will be forfeited and extinguished and will not be available for inclusion in any of the other monthly warrants.

Cash fees are payable as earned via wire transfer to:

[REDACTED]

C. Indemnity

The Company agrees to indemnify Blackwater and related persons in accordance with the indemnification provisions annexed hereto as Schedule A, the provisions of which are incorporated herein in their entirety.

Blackwater Avicena Engagement

April 10, 2007

D. Capital Commitment

Blackwater shall sign definitive documents for the purchase of 1,600,000 shares of Series B Convertible Preferred Stock and warrants to purchase 800,000 shares of Common Stock for an aggregate price of eight million dollars ($8,000,000 USD). The Company at its sole discretion may reduce the amount purchased by Blackwater to no less than 400,000 shares of Series B Convertible Preferred Stock and warrants to purchase 200,000 shares of Common Stock by the settlement date. Settlement of the purchase will take place May 21, 2007, or such earlier time as Blackwater may elect. Blackwater’s initial engagement fee in Paragraph B (i) will be paid at the time of the signing of the definite documentation. It is agreed that, at the time of funding, Blackwater can have Blackwater Capital Partners III, L.P. (the “Fund”) purchase the shares of Series B Convertible Preferred Stock as long as the Fund: (i) is structured as represented in previous e-mails from Blackwater to the Company, (ii) executes documentation deemed necessary or advisable by the Company in connection with such purchase and (iii) is able to give the Company the representations and warranties contained in the Securities Purchase Agreement as of the date of the purchase.

E. General

Blackwater represents, warrants and agrees it will comply with all securities laws, including Regulation D and applicable state securities laws. The services to be provided by Blackwater hereunder do not include the giving of tax, legal, regulatory, valuation, actuarial or other specialist advice or the provision of any other services unless Blackwater specifically agrees in writing to provide such services. Blackwater will have no liability in respect of any services or advice provided to the Company by persons other than Blackwater (including accountants, legal advisers and other specialist advisers) other than Blackwater and persons employed by Blackwater and the degree to which Blackwater may rely on the work of such other persons shall not be affected by any limitation of liability for such work agreed between them and the Company.

Blackwater will not have any responsibility for due diligence which would normally be carried out by outside specialist advisers (such as accountancy, tax, legal or valuation advisers) notwithstanding that any information or advice from these advisers may be passed on to Blackwater or passed on by Blackwater to the Company. It is solely the Company’s responsibility to ensure that the information and advice relating to such due diligence is received and considered by the Company and is adequate for the purposes of the transaction.

Notwithstanding that Blackwater is not held responsible or liable for due diligence, Blackwater reserves the right at its absolute discretion and for its own purposes to take whatever steps it may consider appropriate to satisfy itself as to the accuracy and completeness of information provided by Company in connection with any transaction and the Company agrees to cooperate fully with Blackwater in the taking of such steps. If Blackwater thinks it necessary or desirable, it may delegate the performance of any of the services set out in this letter to any of its affiliated parties, subject to written approval of the Company.

It is understood and agreed between the parties that the Company’s counsel will draft all legal documents required in connection with these financings or acquisition transaction and that Company will pay those fees. In addition to all other charges payable to Blackwater as per the terms hereof, the Company agrees to reimburse Blackwater, upon requests made from time to time, for all of its reasonable out-of-pocket expenses incurred in connection with its activities under this agreement.

Blackwater Avicena Engagement

April 10, 2007

All unpaid balances due Blackwater are to accrue interest at 2% per month beginning immediately after due date of said balances. In addition, payments received more than 10 business days after due date will constitute, at Blackwater’s option, the right to terminate the contract.

This letter agreement, including Schedule A, constitutes the entire understanding of the parties with respect to the subject matter hereof and may not be altered or amended except in a writing signed by both parties. This agreement shall be governed by and construed under the laws of the State of Illinois without regard to principles of conflicts of law thereof. Neither the execution and delivery of this letter by the Company nor the consummation of the transactions contemplated hereby will, directly or indirectly, with or without the giving of notice or lapse of time, or both: (i) violate any provisions of the Certificate of Incorporation or By-laws of the Company; provided, however, that this letter is subject to approval and ratification by the Company’s Board of Directors, or (ii) violate, or be in conflict with, or constitute a default under, any agreement, lease, mortgage, debt or obligation of the Company or require the payment, any pre-payment or other penalty with respect thereto; provided, however, that the grant of the warrants will be subject to the prior written approval of the Required Holders, as such term is defined in the Securities Purchase Agreement by and between the Company and the buyers of the Company’s Series B Preferred Stock.

All disputes between the parties shall be resolved by confidential arbitration before a single arbitrator in Chicago, Illinois in accordance with the commercial arbitration rules of the American Arbitration Association. Any action to compel, stay, modify, confirm or vacate an arbitration award shall be governed by the Federal Arbitration Act, 9 U.S.C. §1 et seq. The parties agree to the exclusive jurisdiction and venue of the federal and state courts whose districts embrace Cook County, Illinois as the forum for any such action, and the parties agree that such forum constitutes the most convenient forum for any such litigation.

Blackwater Avicena Engagement

April 10, 2007

If the foregoing correctly sets forth the terms of our agreement, kindly so indicate by signing and returning the enclosed copy of this letter along with, at the time definitive documentation as provided under Part D. is signed, a wire transfer payable to Blackwater Capital Group, Inc. in the appropriate amount as per the terms of this letter.

Blackwater Capital Group, Inc.

By:	/s/ Steven Green
Steven Green, Senior Managing Director

ACCEPTED AND AGREED TO

this 10th day of April, 2007:

Avicena Group, Inc.

By:	/s/ Michael J. Sullivan

Michael J. Sullivan, Vice President of Finance and

Acting Chief Financial Officer

Blackwater Avicena Engagement

April 10, 2007

SCHEDULE A: INDEMNIFICATION

The Company agrees that it will indemnify and hold harmless Blackwater, its affiliates, and their respective directors, officers, employees, agents, representatives and controlling persons (Blackwater and each such entity or person being an “Indemnified Party”) from and against any and all losses, claims, damages and liabilities, joint or several, as incurred, to which such Indemnified Party may become subject, and related to or arising out of activities performed by or on behalf of an Indemnified Party pursuant to this Agreement, the Transactions contemplated thereby or Blackwater’s role in connection therewith; provided that the Company will not be liable to the extent that any loss, claim, damage or liability is found in a final judgment by a court to have resulted primarily from actions taken or omitted to be taken by Blackwater or the Indemnified Party in breach of this Agreement or in bad faith or from Blackwater’s or such Indemnified Party’s negligence or willful misconduct in performing the services described above. The Company also agrees to reimburse any Indemnified Party for all expenses (including reasonable counsel fees and disbursements) in connection with the investigation of, preparation for or defense of any pending or threatened claim, or any action, investigation, suit or proceeding arising therefrom, whether or not such Indemnified Party is a party and whether or not such claim, action or proceeding is initiated or brought by or on behalf of the Company. The Company also agrees that no Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to the Company or its security holders or creditors related to or arising out of the engagement of Blackwater pursuant to, or the performance by Blackwater of the services contemplated by, this Agreement except to the extent that any loss, claim, damage or liability is found in a final judgment by a court to have resulted primarily from actions taken or omitted to be taken by Blackwater or the Indemnified Party in breach of this Agreement or in bad faith or from Blackwater’s or such Indemnified Party’s negligence or willful misconduct.

If the indemnification provided for in this Agreement is for any reason held unenforceable, the Company agrees to contribute to the losses, claims, damages and liabilities, as incurred by any Indemnified Person, for which such indemnification is held unenforceable in such proportion as is appropriate to reflect the relative benefits to the Company, on the one hand, and Blackwater, on the other hand, of the particular transaction (whether or not the transaction is consummated). The Company agrees that for the purposes of this paragraph the relative benefits to the Company and Blackwater of the transaction shall be deemed to be in the same proportion that the total value of the transaction or contemplated transaction by the Company as a result of or in connection with the proposed transaction bears to the Fee paid or to be paid to Blackwater under this Agreement; provided that, to the extent permitted by applicable law, in no event shall the Indemnified Parties be required to contribute an aggregate amount in excess of the aggregate fees actually paid to Blackwater under this Agreement.

Promptly after receipt by an Indemnified Party of notice of any claim or the commencement of any action, suit or proceeding with respect to which an Indemnified Party may be entitled to indemnity hereunder, the Indemnified Party will notify the Company in writing of such claim or of the commencement of such action or proceeding, and the Company will assume the defense of such action, suit or proceeding and will employ counsel reasonably satisfactory to the Indemnified Party and will pay the fees and disbursements of such counsel, as incurred. Notwithstanding the preceding sentence, any Indemnified Party will be entitled to employ counsel separate from counsel for the Company and from any other party in such action if such Indemnified Party reasonably determines that a conflict of interest exists which makes representation by counsel chosen by the Company not advisable. In such event, the

Blackwater Avicena Engagement

April 10, 2007

fees and disbursements of such separate counsel will be paid by the Company, but in no event shall the Company be liable for the fees and disbursements of more than one counsel (in addition to local counsel) for all Indemnified Parties in connection with any one action or separate but similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances.

The Company agrees that, without Blackwater’s prior written consent, it will not settle, compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding in respect of which indemnification could be sought under the indemnification provision of this Agreement (whether or not Blackwater or any other Indemnified Party is an actual or potential party to such claim, action, or proceeding), unless such settlement, compromise or consent includes an unconditional release of each Indemnified Party from all liability arising out of such claim, action or proceeding. Blackwater agrees that, without the Company’s prior written consent, it will not settle, compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding in respect of which indemnification could be sought under the indemnification provision of this Agreement (whether or not the Company is an actual or potential party to such claim, action or proceeding), unless such settlement, compromise or consent includes an unconditional release of each Indemnified Party from all liability arising out of such claim, action or proceeding.

In the event any Indemnified Party is requested or required to appear as a witness in any action, suit or proceeding brought by or on behalf of or against the Company or any affiliate or any participant in a Transaction covered hereby in which such Indemnified Party is not named as a defendant, the Company agrees to reimburse Blackwater for all reasonable disbursements incurred by it in connection with such Indemnified Party’s appearing and preparing to appear as a witness, including, without limitation, the fees and disbursements of it’s legal counsel, and to compensate Blackwater in an amount to be mutually agreed upon.

The provisions of Schedule A shall be in addition to any liability which the Company may otherwise have. These provisions shall be governed by the law of the State of Illinois and shall be operative, in full force and in full effect regardless of any termination or expiration of this agreement.